 Exhibit 99.1

WILLDAN GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

Reports 34.6% Year-over-Year Revenue Increase for Fourth Quarter,

Annual Revenue Growth of 26.4% and Diluted EPS of $1.22 for 2014

Investment Community Conference Call Today at 5:00 p.m. Eastern Time

ANAHEIM, Calif. — March 31, 2015 — Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services to utilities, private industry, and public agencies at all levels of government, today reported financial results for the fourth quarter and fiscal year ended January 2, 2015, and provided a business update.

For the fourth quarter of 2014, Willdan reported total contract revenue of $30.2 million and net income of $2.0 million, or $0.27 and $0.26 per basic and diluted share, respectively.

For the fiscal year ended January 2, 2015, Willdan reported total contract revenue of $108.1 million and net income of $9.4 million, or $1.26 and $1.22 per basic and diluted share, respectively.  Excluding the reversal of our valuation allowance against our deferred tax assets, for the fiscal year ended January 2, 2015, Willdan would have reported net income of $ 4.84 million, or $0.65 and $0.63 per basic and diluted share, respectively.

Management Commentary

“We are very pleased with our results for fiscal year 2014,” said Tom Brisbin, Willdan’s Chief Executive Officer.  “Our revenue grew organically by 26% year-over-year primarily due to strength in our energy efficiency and engineering business.

“Fiscal 2015 is off to a great start.  In January, we expanded our Energy Efficiency Services segment into new geographies with the acquisitions of 360 Energy Engineers and Abacus Resource Management Company.  We also bolstered our executive leadership team with key strategic additions.  With our outstanding team, ample resources, and attractive market opportunities, we are well positioned for another year of strong growth, profitability and continuing momentum in our businesses.”

Fourth Quarter 2014 Financial Highlights

Total contract revenue for the fourth quarter of 2014 increased 34.6% to $30.2 million compared with $22.5 million for the fourth quarter of 2013.  Revenue growth was due primarily to a higher level of energy efficiency services in New York.  Contract revenue for the Engineering Services segment for the fourth quarter of 2014 was $11.3 million, an increase of 22.8% from the prior year, due mainly to greater demand for city engineering, building and safety, construction management and geotechnical services in California.  Contract revenue for the Public Finance Services and Homeland Security Services segments was $2.6 million and $1.0 million, respectively.

Revenue, net of subcontractor costs, (as defined below) for the fourth quarter of 2014 increased by 43.5% to $25.4 million compared with $17.7 million for the fourth quarter of 2013.

Direct costs of contract revenue were $17.9 million for the fourth quarter of 2014, an increase of 32.4% compared with the fourth quarter of 2013.  This $4.3 million increase was primarily a result of higher direct costs within the Engineering Services segment and Energy Efficiency Services segment of $1.3 million and $3.0 million, respectively.  Operating income increased to $2.4 million for the fourth quarter of 2014, compared to operating income of $0.6 million for the fourth quarter of 2013.  Adjusted EBITDA (as defined below) was $2.6 million for the fourth quarter of 2014 as compared with $0.9 million for the fourth quarter of 2013.

Net income for the fourth quarter of 2014 was $2.0 million, or $0.26 per diluted share, as compared to net income of $0.7 million, or $0.09 per diluted share, for the fourth quarter of 2013.

Full Year 2014 Financial Highlights

Total contract revenue for the full year 2014 increased 26.4% to $108.1 million as compared with $85.5 million for the full year 2013.  Revenue growth was due primarily to a 46.9% increase in revenue, to $52.9 million, from the Energy Efficiency Services segment, as a result of an increase in services provided in New York.  Contract revenue for the Engineering Services segment for the full year 2014 increased by 15.8% to $40.8 million compared to $35.2 million for the full year 2013, due mainly to demand for city engineering services, building and safety, construction management and geotechnical services in California.  For the full year 2014, revenues for the Public Finance Services segment and Homeland Security Services segment were $10.6 million and $3.7 million, respectively.

Revenue, net of subcontractor costs, for the full year 2014 was $87.2 million, as compared to revenue, net of subcontractor costs of $68.7 million for the full year 2013.

Direct costs of $63.8 million for the full year 2014 increased 30.4% compared with the full year 2013, primarily as a result of an increase in subcontractor services and other direct costs used mainly by the Energy Efficiency Services segment.  Operating income increased to $8.3 million for the full year 2014, as compared to operating income of $2.6 million for the full year 2013.  Adjusted EBITDA was $8.9 million as compared with $3.5 million for the full year 2013.  Income tax benefit for the full year 2014 was $1.0 million compared with an income tax expense of $0.1 million for the full year 2013.

Net income for the full year 2014 was $9.4 million, or $1.22 per diluted share, compared with $2.6 million, or $0.35 per diluted share, for the full year 2013.

Liquidity and Capital Resources

Willdan reported $20.4 million in cash and cash equivalents at January 2, 2015, compared with $8.1 million at December 27, 2013.  Willdan’s primary sources of liquidity are cash generated from operations and a revolving line of credit with BMO Harris Bank, N.A., which matures on March 24, 2016.  Cash flows provided by operating activities increased to $12.6 million for the full year 2014, as compared to $1.5 million for the full year 2013.

Outlook

Willdan targets long-term contract revenue growth of up to 15% per year from combined organic and acquisitive growth.  For 2015, Willdan expects contract revenue growth rate of more than 20% resulting primarily from acquisitions completed in January 2015, and expects a tax rate of approximately 40%.  Willdan’s additional three-year financial and operational targets are as follows:

•                  Gross margin of 40% to 45%

•                  Adjusted EBITDA margin of 6% to 10%

•                  Accounts receivable days outstanding of 70 to 75

Use of Non-GAAP Financial Measures

“Revenues, net of subcontractor costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees.  In the course of providing services, we routinely subcontract various services.  Generally, these subcontractor costs are passed through to our clients and, in accordance with GAAP and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities.  Because subcontractor services can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends.  Accordingly, we segregate costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to revenues, net of subcontractor costs is provided at the end of this news release.

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), lease abandonment expense (recovery), goodwill impairment, depreciation and amortization, and loss (gain) on sale of assets.  Our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.  Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-recurring income and expense items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income (loss) as reported in accordance with U.S. GAAP to Adjusted EBITDA is provided at the end of this news release.

Willdan’s definition of Revenues, net of subcontractor costs and Adjusted EBITDA may differ from other companies reporting similarly names measures.  These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with U.S. GAAP, such as contract revenues and net income.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, March 31, 2015, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-500-6950 (719-785-1765 for international callers).  When prompted, ask for the “Willdan Group, Inc., Fourth Quarter 2014 Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through April 14, 2015, by dialing 888-203-1112 (719-457-0820 for international callers).  The replay access code is 7629975.  The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Willdan provides outsourced professional technical and consulting services to utilities, private industry and public agencies throughout the United States.  Willdan benefits from well-established relationships, industry-leading expertise and a solid reputation for delivering projects on time and on budget.  The company’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness.  Willdan has crafted this set of integrated services so that, in the face of an evolving environment—whether economic, natural, or built—Willdan can continue to extend the reach and resources of its clients.  For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates.  It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals.  Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K to be filed for the year ended January 2, 2015.  Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 2, 2015	December 27, 2013
Assets
Current assets:
Cash and cash equivalents	$20,371,000	$8,134,000
Accounts receivable, net of allowance for doubtful accounts of $662,000 and $385,000 at January 2, 2015 and December 27, 2013, respectively	13,189,000	13,167,000
Costs and estimated earnings in excess of billings on uncompleted contracts	12,170,000	9,635,000
Other receivables	208,000	212,000
Prepaid expenses and other current assets	2,244,000	2,377,000
Total current assets	48,182,000	33,525,000

Equipment and leasehold improvements, net	1,384,000	691,000
Other assets	535,000	333,000
Deferred income taxes, net of current portion	4,558,000	3,688,000
Total assets	$54,659,000	$38,237,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$2,198,000	$1,473,000
Accounts payable	3,237,000	3,957,000
Accrued liabilities	10,668,000	5,808,000
Billings in excess of costs and estimated earnings on uncompleted contracts	3,863,000	2,247,000
Current portion of notes payable	355,000	517,000
Current portion of capital lease obligations	324,000	129,000
Current portion of deferred income taxes	3,131,000	3,688,000
Total current liabilities	23,776,000	17,819,000

Capital lease obligations, less current portion	306,000	85,000
Deferred lease obligations	164,000	120,000
Total liabilities	24,246,000	18,024,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 7,635,000 and 7,375,000 shares issued and outstanding at January 2, 2015 and December 27, 2013, respectively	76,000	74,000
Additional paid-in capital	35,436,000	34,654,000
Accumulated deficit	(5,099,000)	(14,515,000)
Total stockholders’ equity	30,413,000	20,213,000
Total liabilities and stockholders’ equity	$54,659,000	$38,237,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year		Three Months Ended
	2014	2013	January 2, 2015	December 27, 2013

Contract revenue	$108,080,000	$85,510,000	$30,237,000	$22,462,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	28,207,000	24,098,000	7,712,000	5,990,000
Subcontractor services and other direct costs	35,611,000	24,831,000	10,140,000	7,495,000
Total direct costs of contract revenue	63,818,000	48,929,000	17,852,000	13,485,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	21,394,000	20,555,000	6,018,000	5,122,000
Facilities and facility related	4,371,000	4,654,000	1,100,000	1,150,000
Stock-based compensation	258,000	150,000	84,000	26,000
Depreciation and amortization	459,000	517,000	130,000	116,000
Lease abandonment, net	9,000	30,000	9,000	17,000
Other	9,462,000	8,067,000	2,639,000	1,995,000
Total general and administrative expenses	35,953,000	33,973,000	9,980,000	8,426,000
Income from operations	8,309,000	2,608,000	2,405,000	551,000

Other income (expense):
Interest income	8,000	10,000	4,000	2,000
Interest expense	(16,000)	(94,000)	(5,000)	(8,000)
Other, net	125,000	238,000	9,000	203,000
Total other income (expense), net	117,000	154,000	8,000	197,000
Income before income taxes	8,426,000	2,762,000	2,413,000	748,000

Income tax (benefit) expense	(990,000)	132,000	366,000	47,000
Net income	$9,416,000	$2,630,000	$2,047,000	$701,000

Earnings per share:
Basic	$1.26	$0.36	$0.27	$0.10
Diluted	$1.22	$0.35	$0.26	$0.09

Weighted-average shares outstanding:
Basic	7,488,000	7,355,000	7,618,000	7,375,000
Diluted	7,739,000	7,495,000	7,986,000	7,520,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year
	2014	2013
Cash flows from operating activities:

Net income	$9,416,000	$2,630,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	460,000	585,000
Deferred income taxes	(1,427,000)	—
Goodwill impairment	—	—
Lease abandonment expense, net	9,000	30,000
Loss (gain) on sale of equipment	11,000	(6,000)
Provision for doubtful accounts	510,000	101,000
Stock-based compensation	258,000	150,000
Changes in operating assets and liabilities:
Accounts receivable	(532,000)	2,216,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(2,535,000)	225,000
Other receivables	4,000	(117,000)
Prepaid expenses and other current assets	133,000	(595,000)
Other assets	(202,000)	(26,000)
Accounts payable	(720,000)	(3,026,000)
Changes in excess of outstanding checks over bank balance	725,000	285,000
Accrued liabilities	4,860,000	502,000
Billings in excess of costs and estimated earnings on uncompleted contracts	1,616,000	(1,172,000)
Deferred lease obligations	35,000	(284,000)
Net cash provided by operating activities	12,621,000	1,498,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(492,000)	(306,000)
Proceeds from sale of equipment	5,000	27,000
Net cash used in investing activities	(487,000)	(279,000)

Cash flows from financing activities:
Payments on notes payable	(162,000)	(621,000)
Proceeds from notes payable	—	510,000
Borrowings under line of credit	—	—
Repayments of line of credit	—	(3,000,000)
Principal payments on capital leases	(261,000)	(62,000)
Proceeds from stock option exercise	450,000	9,000
Proceeds from sales of common stock under employee stock purchase plan	76,000	73,000
Net cash provided by (used in) financing activities	103,000	(3,091,000)

Net increase (decrease) in cash and cash equivalents	12,237,000	(1,872,000)
Cash and cash equivalents, at beginning of the year	8,134,000	10,006,000
Cash and cash equivalents, at end of the year	$20,371,000	$8,134,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$16,000	$100,000
Income taxes	134,000	324,000
Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital leases	$677,000	$87,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Costs”

	Fiscal Year Ended
	January 2,	December 27,	Change
	2015	2013	$	%

Contract revenue	$108,080,000	$85,510,000	$22,570,000	26%
Subcontractor costs	20,844,000	16,840,000	4,004,000	24%

Revenue, net of subcontractor costs	87,236,000	68,670,000	18,566,000	27%

	Three Months Ended
	January 2,	December 27,	Change
	2015	2013	$	%

Contract revenue	$30,237,000	$22,462,000	$7,775,000	35%
Subcontractor costs	4,848,000	4,809,000	39,000	1%

Revenue, net of subcontractor costs	25,389,000	17,653,000	7,736,000	44%

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Fiscal Year
	2014	2013	2012	2011	2010
Net income (loss)	$9,416	$2,630	$(17,300)	$1,830	$2,720
Interest income	(8)	(10)	(6)	(5)	(12)
Interest expense	16	94	106	77	54
Income tax (benefit) expense	(990)	132	(2,083)	1,500	344
Lease abandonment expense (recovery)	9	30	26	2	(68)
Impairment of goodwill	—	—	15,208	—	—
Depreciation and amortization	459	585	737	944	1,053
Loss (gain) on sale of assets	11	(6)	18	2	(17)
Adjusted EBITDA	$8,913	$3,455	$(3,294)	$4,350	$4,074

Contact:

Willdan Group, Inc.	Investor/Media Contact
Stacy McLaughlin	Financial Profiles, Inc.
Chief Financial Officer	Tel: 310-478-2700
Tel: 714-940-6300	Moira Conlon: mconlon@finprofiles.com
smclaughlin@willdan.com	Kristen Papke: kpapke@finprofiles.com